Exhibit 99.1
January 20, 2009 — Frequently Asked Questions and Answers — (FAQs)
From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a recent FAQ.
Q            What are the IMS prescription volumes for VYTORIN and ZETIA?
A            U.S. Total Prescription Volume (000’s)

	Jan.	Feb.	March	April	May	June
	2008	2008	2008	2008	2008	2008
Cholesterol Management Market	20,519	19,042	19,788	19,645	19,910	19,403

Total Merck/Schering-Plough Franchise	3,226	2,790	2,820	2,507	2,479	2,351

VYTORIN	1,851	1,607	1,619	1,428	1,412	1,330

ZETIA	1,375	1,183	1,201	1,079	1,067	1,022

	July	Aug.	Sept.	Oct.	Nov.	Dec.
	2008	2008	2008	2008	2008	2008
Cholesterol Management Market	20,292	19,666	19,923	20,640	19,258	21,251

Total Merck/Schering-Plough Franchise	2,376	2,233	2,171	2,186	1,979	2,152

VYTORIN	1,339	1,249	1,202	1,207	1,086	1,173

ZETIA	1,038	984	969	978	893	979

Source: IMS’ National Prescription Audit Plus (NPA+) as of January 14, 2009 which includes routine refinements by IMS to previously published data.
Although future prescription volumes may fluctuate up or down in the normal course of business due to competitive actions, gain or loss of individual managed care contracts, promotional activities by the Merck/Schering-Plough cholesterol joint venture, and other factors, Schering-Plough notes that total prescription volumes for the cholesterol franchise in the U.S. are generally stabilizing. As a result, Schering-Plough will no longer report prescription volumes on a monthly basis.
DISCLOSURE NOTICE: The information in the frequently asked questions included in this FAQ, and in other written and oral statements about Schering-Plough and its business made by Schering-Plough or its officers from time to time, includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prescription trends for VYTORIN and ZETIA. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces (such as customer buying patterns); economic factors; product availability; patent and other intellectual property protection; current and future branded, generic or over-the-counter competition; the timing and outcomes of the regulatory process; the timing and outcomes of clinical trials; and prescriber, patient and media reaction to data obtained from post-marketing clinical trials, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the third quarter 2008 10-Q, filed October 29, 2008.